Exhibit 99.1

To: Googlers with 10b5-1 Plans

From: Katherine Stephens

Date: January 25, 2009

Subject: 10b5-1 Trading Plans

In light of Google’s announcement on January 22 that it is planning to offer employees the opportunity to exchange underwater stock options, we are encouraging you to review your trading plan and consult with your broker or financial advisor. You (and not Google) are responsible for any trades under these plans, just as you are also responsible for compliance with Rule 10b5-1 and all applicable laws, rules and regulations on insider trading.

Any amendment or modification to your trading plan may be made only during an open trading window at a time when you have no material nonpublic information. Google’s trading window will open on Monday, January 26.

Google’s form of 10b5-1 trading plan provides that an amendment or modification of such plan may not go into effect until the later of (i) 60 calendar days from the date of amendment or modification and (ii) the second trading day after we announce our financial results for the quarter in which the trading plan is amended or modified. This means that any changes made to your plan before our trading window closes at the end of February will not be effective until after our earnings announcement in April.

Google’s form of trading plan also provides that you may terminate your plan at any time and this termination is effective immediately.

If you have any questions, please contact __________________.

The option exchange described in this e-mail has not launched. When the option exchange begins, Google will provide you with written materials explaining the terms and timing. You should read these materials carefully when they become available because they will contain important information about the option exchange. When the offer period begins, Google will file these materials with the Securities and Exchange Commission (SEC) as part of a tender offer statement. Googlers will be able to obtain these written materials and other documents filed by Google with the SEC free of charge from the SEC’s website at www.sec.gov or by email at ________________.